Exhibit 99.1

THOMAS PROPERTIES GROUP, INC. ANNOUNCES ACQUISITION OF OF AUSTIN OFFICE PORTFOLIO

LOS ANGELES-Business Wire-September 19, 2012-Thomas Properties Group, Inc. (NASDAQ: TPGI) today announced that it and California State Teachers' Retirement System (“CalSTRS”) have jointly acquired an eight-building, three million-square-foot portfolio of office properties in downtown and suburban Austin, Texas. The portfolio was purchased from TPG-Austin Portfolio Syndication Partners, a venture among Lehman Brothers Holdings Inc. (50%), an offshore sovereign wealth fund (25%) and TPG/CalSTRS, LLC (25%).

Thomas Properties Group and CalSTRS have formed a new venture, known as TPG/CalSTRS Austin, LLC, to own the Austin portfolio. Thomas Properties Group's subsidiary is the managing member with a 50% interest and CalSTRS owns the remaining 50% interest.

Concurrently, Thomas Properties Group has entered into an agreement with an affiliate of Madison International Realty whereby its affiliate will acquire a one-third interest in Thomas Properties Group's subsidiary that owns the interest in TPG/CalSTRS Austin, LLC. Thomas Properties Group is the managing member of the subsidiary and will act on its behalf as the manager of TPG/CalSTRS Austin, LLC.

The portfolio was purchased for $859 million before prorations and adjustments. As part of the purchase price, TPG/CalSTRS Austin, LLC assumed five existing first mortgage loans totaling $626 million. The transaction reduced the existing leverage on the portfolio by repaying approximately $200 million owed to Lehman Commercial Paper, Inc. Thomas Properties Group retains all operating responsibilities for the properties and the existing Austin leasing and management team will remain in place.

Thomas Properties Group Chairman and CEO James Thomas said “In keeping with our strategic plan to acquire wholly-owned or equally-controlled properties that are accretive to our after tax cash flow, we are pleased with the opportunity to increase our investment in Austin and more particularly, in a group of assets that we consider to be crown jewels. We are very encouraged by the continued strength in the Austin market and the prospects for future growth.”

“These are dynamic properties in a fast-growing market that continues to demonstrate strong fundamentals,” said Ronald Dickerman, president of Madison International Realty. “The portfolio fits well with Madison's investment strategy focusing on the acquisition of partial interests in core assets.”

The Austin portfolio includes five downtown Austin properties known as Frost Bank Tower, 300 West 6th Street, One American Center, San Jacinto Center and One Congress Plaza, as well as three suburban properties known as Westech 360, Park Centre and Great Hills Plaza in Northwest Austin. Separately, Thomas Properties Group also owns Four Points Centre in Far Northwest Austin and operates downtown's 816 Congress and Austin Center for owner Lehman Brothers Holdings Inc.

About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.
About Madison International Realty
Madison International Realty (www.madisonint.com) is a leading liquidity provider to real estate investors and companies worldwide. Madison provides strategic equity capital for recapitalizations, partner buyouts and balance sheet restructurings through the acquisition of joint venture, limited partner and co-investment interests as principals and invests in equity securities of undervalued public companies. With approximately $1 billion in assets under management, Madison invests in direct secondary transactions and directly in companies focused on Class A properties and portfolios in the U.S., U.K., and Western Europe. Founded in 1996, Madison has offices in New York, London and Frankfurt, Germany.
About the California State Teachers' Retirement System
The California State Teachers' Retirement System, with a portfolio valued at $152.1 billion as of July 31, 2012, is the largest teacher pension fund and second largest public pension fund in the United States. CalSTRS administers a hybrid retirement system, consisting of traditional defined benefit, cash balance and voluntary defined contribution plans, as well as disability and survivor benefits. CalSTRS serves California's 856,000 public school educators and their families from the state's 1,600 school districts, county offices of education and community college districts.
Forward Looking Statements
Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2011 and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Investor Relations Contact:
Thomas Properties Group, Inc.
Diana Laing
Chief Financial Officer
213-613-1900

Media Contact:
Casey & Sayre
Karen Diehl
310-473-8090

For Madison International Realty:
Michelle Manoff
Rubenstein Public Relations
212-843-8051
mmanoff@rubensteinpr.com